Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of June, 2007 (the “Effective Date”), by and between 1st Century Bank, National Association, Los Angeles, California (the “Bank”), on one hand, and Dan Kawamoto (the “Executive”), on the other hand.

WHEREAS, the parties hereto wish to enter into an employment agreement to employ Executive as Executive Vice President and Chief Financial Officer of the Bank and to set forth certain additional agreements between Executive and the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.             Term.  The Bank will employ Executive, and Executive will serve the Bank, under the terms of this Agreement for an initial term of three (3) years (the “Initial Term”), commencing on the Effective Date.  The Initial Term of this Agreement shall automatically be extended for an additional one (1) year period unless, not later than sixty (60) days prior to the expiration of the Initial Term, either party hereto shall have given notice to the other that the Initial Term shall not be so extended. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term”. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2.             Position; Authority and Duties.

(a)           Positions and Reporting.  Executive shall serve as Executive Vice President and Chief Financial Officer of the Bank.  During the Employment Period, Executive shall report directly to the President or the Chief Executive Officer of the Bank, as directed by the Board of Directors of the Bank (the “Board”).

(b)           Authority and Duties.  Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as Executive Vice President and Chief Financial Officer consistent with this Agreement and the bylaws of the Bank.  Executive’s job duties will primarily involve overseeing and managing the Bank’s finance department, financial policies and procedures and communicating with the bank regulators and auditors.

3.             Compensation and Benefits.

(a)           Salary.  During the Employment Period, the Bank shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $15,500 per month, payable in arrears semi-monthly in accordance with the normal payroll practices of the Bank (the “Base Salary”). Such Base Salary shall be subject to review within sixty (60) days after each calendar year during the Employment Period, for possible increases by the Board based on factors including, but not limited to, market conditions and performance of Executive and the Bank, in its sole discretion, but shall in no event be decreased from the levels set forth above or from its then-existing level during the Employment Period.

(b)           Bonus.

(i)            Guaranteed Bonus.  On or before March 31, 2008, Executive shall receive a cash bonus of no less than 30% of the Base Salary, as a guaranteed bonus, whether or not he is employed by the Bank on such date (the “Guaranteed Bonus”), unless Executive’s employment shall have been terminated prior to such date for Cause or unless Executive shall have resigned from the Bank prior to such date without Good Reason.

(ii)           Annual Bonus.  After payment of the Guaranteed Bonus, Executive shall be entitled to receive annual bonus amounts in the form of cash and/or restricted stock awards based upon the satisfaction of performance criteria (the “Performance Goals”) that will be established at the beginning of each calendar year by and at the discretion of the individual to whom Executive reports (pursuant to Section 2(a) hereof), in consultation with Executive and subject to the approval of the Board.  The relative amounts of cash and restricted stock awards with which any annual bonus is payable shall be determined by the Board. It is anticipated that increased levels of achievement of the agreed upon Performance Goals will correlate to increased levels of annual bonus. Performance Goals will include goals consistent with the Bank’s business plan for the year, as established by the Bank’s management and subject to the review and approval of the Board. The final determinations as to the actual corporate and individual performance against the Performance Goals shall be made by the Board in its sole good faith discretion. The Guaranteed Bonus and any bonus payable thereafter shall be paid or granted, as appropriate, in one lump sum to Executive at such time as other executive bonuses are paid.  The Board retains the discretion, but shall have no obligation, to determine whether a pro-rata bonus is appropriate if Executive is terminated or leaves the employ of the Bank prior to the annual determination of bonuses.

(c)           Other Benefits.  During the Employment Period, Executive shall receive such life insurance, disability insurance and health, dental and vision and other insurance benefits, holiday, paid time off (“PTO”) benefits, 401(k) plan participation, and other benefits which the Bank extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all deferred compensation and other incentive plans of the Bank, on the same basis as other like employees of the Bank.  Without limiting the generality of the foregoing, Executive shall be entitled to thirteen (13) days of PTO through calendar year 2007 and twenty-three (23) days of PTO per year during the Employment Period thereafter, which shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations and business needs.  Unused PTO may be accrued up to a maximum of six (6) weeks of unused PTO, at which time Executive shall cease to accrue unused PTO until used.

(d)           Business Expenses.  During the Employment Period, the Bank shall promptly reimburse Executive for all documented reasonable business expenses, including travel-related expenses, incurred by Executive in the performance of his duties under this

Agreement, in accordance with the Bank’s employee manual or policies adopted by the Board from time to time.  If any of the Business Expenses are taxable as personal income to Executive, the Bank shall reimburse Executive the costs grossed up for taxes at the effective personal tax rate of Executive.

(e)           Restricted Stock Award.

(i)            The Bank agrees to grant to Executive a total of 50,000 shares of restricted stock (the “Restricted Stock”), pursuant to a Notice of Grant and Restricted Stock Agreement (the “Award Agreement”), under and subject to the terms and conditions of the 1st Century Bank, N.A. Amended 2005 Equity Incentive Plan (“the Plan”).  Of the 50,000 shares of Restricted Stock, 10,000 shares will vest on the first anniversary of the date of the Employment Agreement, 12,500 shares will vest on the second anniversary of the date of the Employment Agreement, 12,500 shares will vest on the third anniversary of the date of the Employment Agreement, and 15,000 shares will vest on the fourth anniversary of the date of the Employment Agreement.  The vesting of the shares referred to herein is subject to Executive’s continued employment with the Bank on the relevant vesting dates, unless Executive is terminated without Cause (as defined in Section 4(a) of this Agreement) or Executive terminates his employment for Good Reason (as defined in Section 4(b) of this Agreement) pursuant to Section 5(a) hereof.

(ii)           In the event of any termination of employment for any reason, Executive hereby grants to Bank the right and option, for a period of thirty (30) days after the effective date of such termination, to purchase any shares of Restricted Stock owned by him on the effective date of such termination that have been released from or are not otherwise subject to any restriction on resales under the Plan at a price equal to 100% of the volume weighted average closing price of the Bank’s common stock for the twenty (20) trading days immediately prior to the effective date of termination of employment as reported on any quotation service or exchange on which the Bank’s common stock is then quoted or traded.  This provision is limited to shares of Restricted Stock granted to Executive under this Agreement and subsequent grants of restricted stock, and it does not include shares acquired by Executive using personal funds, upon the exercise of stock options under the Plan, or otherwise.

4.             Termination of Employment.

(a)           Termination for Cause.  The Board may terminate Executive’s employment hereunder for Cause or without Cause.  For purposes of this Agreement termination for “Cause” shall mean termination because (i) Executive: (A) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties as an employee of the Bank; (B) grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board, which demand specifically identifies the manner in which such Board believes Executive has failed to perform his duties; (C) has committed a material breach of any provision of this Agreement; (D) willfully acted or failed to act in any other way that materially and adversely affects the Bank; (E) is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)); or (ii) the Bank has received a final cease-and-desist order that requires in substance that the Bank retain a qualified chief financial officer acceptable to bank regulators with the experience, skill and other qualifications required to ensure compliance with such order and the bank regulators have determined that Executive does not meet these qualifications.

Termination under this Paragraph shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement.

(b)           Termination for Good Reason.  Executive shall have the right at any time to terminate his employment with the Bank for any reason.  For purposes of this Agreement, and subject to the Bank’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of:

(i)            a material diminution during the Employment Period in Executive’s title, duties or responsibilities as set forth in Section 2 hereof, unless such events follow any of the circumstances described in Section 4(a) regarding termination for Cause;

(ii)           a material breach by the Bank of the compensation and benefits provisions set forth in Section 3 hereof;

(iii)          a material breach by the Bank of any material terms of this Agreement; or

(iv)          the relocation of Executive’s principal place of employment to any location more than 50 miles from the Bank’s headquarters at the Effective Date.

(c)           Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Bank’s right to terminate Executive’s employment for Cause, and Executive’s right to terminate his employment for Good Reason that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice to cure the breach.  With respect to terminations because of a willful violation of any law, rule or regulation or issuance of a final cease-and-desist order, or because of Executive’s personal dishonesty or breach of fiduciary duty involving personal profit, the Bank will not be required to provide a cure period.

(d)           Termination Upon Death or Permanent Disability.  The Employment Period shall automatically be terminated by the death of Executive. The Employment Period may be terminated by the Bank if Executive shall be subject to a “permanent disability” as such term is defined in the disability insurance provided by the Bank, or if such insurance is not provided by the Bank, the term shall mean that Executive has been unable to perform his duties under this Agreement for a period of at least ninety (90) consecutive days or one-hundred twenty (120) days in any one-hundred eighty (180) day period, and it is not reasonable to believe that he would ever be able to resume his duties on a full time basis.

Termination Upon a Change in Control.  In the event this Agreement or Executive’s employment is terminated without Cause by the Bank or for Good Reason by Executive within twelve (12) months after the occurrence of a Change in Control, (as defined below), Executive shall be entitled to the separation pay as described in Paragraph 5(a)(ii) below.

(f)            Definition of Change in Control.  A “Change in Control” shall be deemed to have taken place if:

(i)            there shall be consummated any consolidation or merger of the Bank in which the Bank is not the continuing or surviving corporation or pursuant to which shares of the Bank’s capital stock are converted into cash, securities or other property (other than a consolidation or merger of the Bank in which the holders of the Bank’s voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Bank; or

(ii)           any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Bank representing 40% or more of the voting power of all of the then outstanding securities of the Bank having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Bank that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(iii)          individuals who as of the Effective Date constitute the entire Board and any new directors whose election by the Bank’s shareholders, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Bank forms a holding company as a result of which the holders of the Bank’s outstanding voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the outstanding voting securities of a holding company owning all of the Bank’s outstanding voting securities after the completion of the transaction.

5.             Consequences of Termination.  The following are the separation pay and benefits to which Executive is entitled upon termination of employment in all positions with the Bank, and such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon such termination.  Except in the case of termination of employment by the Bank with Cause, or due to death, the post-termination payments and benefits shall only be provided if Executive first enters into a form of release agreement reasonably satisfactory to the Bank releasing the Bank from any and all claims, known and unknown, related to Executive’s employment with the Bank or any other claims Executive may have against the Bank.

(a)           Termination Without Cause or for Good Reason. In the event the Bank terminates Executive’s employment hereunder without Cause (other than upon death or permanent disability) or Executive terminates his employment for Good Reason, Executive shall become immediately vested in any of the remaining 50,000 shares of restricted stock granted to him under the Award Agreement, plus any future grants or restricted shares or options.  In addition,

(i)            Executive will be entitled to separation pay in a lump sum amount equal to:

(A)          Within twelve (12) months from the date of this  Agreement, 50% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination;

(B)           Within the period between twelve (12) to twenty-four (24) months from date of this Agreement, 75% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination;

(C)           After twenty-four (24) months from date of this Agreement, 100% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination.

(ii)           In the event of a termination by the Bank without Cause or Executive for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to the following separation pay and benefits:

(A)          Within twelve (12) months from the date of this  Agreement, a lump sum amount equal to 100% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination;

(B)           The period between twelve (12) to twenty-four (24) months from date of this  Agreement, a lump sum amount equal to 150% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination;

(C)           After thirty-six (36) months from date of this  Agreement, a lump sum amount equal to 200% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three year period preceding the termination.

(iii)          Benefits Continuation – continuation for six (6) months (the “Separation Period”) of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which Executive is participating at the time of termination, with the Bank continuing to pay its share of premiums and associated costs as if Executive continued in the employ of the Bank; provided, however, that the Bank’s obligation to provide such coverage shall be terminated if Executive obtains comparable substitute coverage from another employer at any time during the Separation Period.  Executive agrees to advise the Bank immediately if such comparable substitute coverage is obtained from another employer.

Executive shall be entitled, at the expiration of the Separation Period, to elect continued coverage under the Bank’s medical benefit plans pursuant to the terms of COBRA.

(b)           Termination Upon Disability.  In the event of termination of Executive’s employment hereunder by the Bank on account of permanent disability, Executive shall be entitled to the following separation pay and benefits.

(i)            Separation pay – Separation payments in the form of continuation of Executive’s Base Salary as in effect immediately prior to such termination for a period of six (6) months paid in equal installments on the Bank’s regularly schedule payroll dates following the first date of disability; and

(ii)           Benefits Continuation – the same benefits as provided in Section 5(a)(iii) above, to be provided during the Employment Period while Executive is suffering from a permanent disability and for a period of six (6) months following the effective date of termination of employment by reason of permanent disability.

(c)           Termination Upon Death.  In the event of termination of Executive’s employment hereunder on account of Executive’s death, the Bank shall pay to Executive’s beneficiary or beneficiaries or his estate, as the case may be, the accrued Base Salary and accrued and unused PTO earned through the date of death.  Such payment shall be made no later than sixty (60) days after the date of death. In addition, Executive’s beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of Executive, as provided for in Section 3(c) above.  Executive’s beneficiary or estate shall not be required to remit to the Bank any payments received pursuant to any life insurance policy purchased pursuant to Section 3(c) above.

(d)           Accrued Rights.  Notwithstanding the foregoing provisions of this Section 5, in the event of termination of Executive’s employment hereunder for any reason, Executive shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination,  (ii) payment of any unreimbursed reasonable business expenses incurred pursuant to Section 3(d) above, and (iii) payment of any accrued but unpaid benefits solely in accordance with the terms of any employee benefit plan or program of the Bank (except for the Guaranteed Bonus, remuneration under any other bonus plan is not guaranteed).

(e)           Termination for Cause.  In the event the employment of Executive is terminated by the Bank for Cause, the Bank shall provide Executive only salary and PTO earned and unreimbursed business expenses incurred through the date of termination.  No separation payment or benefit shall be provided in such instance.

(f)            Nonassignability.  Neither Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Section 5.  The terms of this Section 5(f) shall not affect the interpretation of any provision of this Agreement.

(g)           Regulatory Restrictions.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Sections 5 or 18, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank.  Among other things, the regulations at 12 C.F.R. Part 30, Appendix A and at 12 C.F.R. Part 359 promulgated pursuant to Sections 18(k) and 39(a) of the Federal Deposit Insurance Act, respectively, or similar regulations or regulatory action following similar principles may apply at such time. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit, and any such obligation of the Bank to do so under Sections 5 or 18 shall be extinguished if an appropriate regulatory authority disapproves or does not acquiesce, if required, and the regulatory authority’s disapproval or non-acquiescence is documented in a writing from the regulatory authority, a copy of which is actually provided by the regulatory authority or the Bank to Executive.

(h)           Conditions to Separation Benefits.  The Bank shall have the right to seek repayment of the separation payments and benefits or to terminate payments or benefits provided by this Section 5 in the event that Executive fails to honor, in accordance with their terms, the provisions of Sections 6 or 9 hereof.

(i)            Suspension and Removal Orders.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) or successor provisions, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(j)            Termination by Default.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(k)           Supervisory Assistance or Merger.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:  (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Comptroller or his or her designee, at the time that the Comptroller or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

6.             Confidentiality.  Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Bank, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Bank (including customer lists), any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of the Bank, its subsidiaries or affiliates, and the Bank’s good will (the “Business”).  The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of Executive’s duties to the Bank based on his good faith belief that such a disclosure is in the best interests of Bank; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Bank to third parties in the ordinary course of business; (iv) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to the Bank or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.

Executive agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for the Bank during the Term of this Agreement are solely the property of the Bank, and that Executive has no right, title or interest therein.  Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.

7.             Keyman Life Insurance. The Bank shall have the right to obtain and hold a “keyman” life insurance policy on the life of Executive with the Bank as beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

8.             Unsecured General Creditor.  Neither Executive nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of the Bank under the provisions of this Agreement.  No assets of the Bank shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement.  All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future.  Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

9.             Business Protection Covenants.

(a)           Covenant Not to Compete.  Executive agrees that he will not, during the Employment Period, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Bank, its subsidiaries or affiliates (“Competitive Business”), (ii) directly or indirectly own any interest in (other than less than 3% of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than the Bank or its subsidiaries or affiliates) engaged in any Competitive Business, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 9(a).

(b)           Inducing Employees To Leave The Bank; Employment of Employees.  Any attempt on the part of Executive to induce others to leave the Bank’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with the Bank’s relationship with its other employees would be harmful and damaging to the Bank.  Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not in any way, directly or indirectly:  (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries of affiliates to quit employment with the Bank or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between the Bank and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of the Bank or any of its subsidiaries or affiliates; or (iv) hire or engage any employee of the Bank or any subsidiary or affiliate, or any former employee of the Bank or any subsidiary or affiliate whose employment with the Bank or the relevant subsidiary or affiliate ceased less than one (1) year before the date of such hiring or engagement.

(c)           Nonsolicitation of Business.  For a period of twelve (12) months from the date of termination of employment, Executive will not utilize the confidential proprietary or trade secret information to divert or attempt to divert from the Bank or any of its subsidiaries or affiliates, any business the Bank or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

(d)           Bank’s Ownership of Intellectual Property.  To the extent that Executive has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering services to the Bank, Executive hereby grants Bank a royalty-free, irrevocable, world-wide, perpetual non-exclusive license (with the right to sublicense), to make, have made, copy, modify, use, sell, license, disclose, publish or otherwise disseminate or transfer such subject matter.  Similarly, Executive agrees that all inventions, discoveries, improvements, trade secrets, original works of authorship, developments, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived, developed or reduced to practice during Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s time, using the Bank’s facilities, or relating to the Bank shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title and interest throughout the world in all such intellectual property.  Executive agrees that the Bank shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the

Bank may reasonably request.  This provision is intended to apply to the extent permitted by applicable law and is expressly limited by Section 2870 of the California Labor Code, which is set forth in its entirety in Exhibit A to this Agreement.  By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

(e)           Bank’s Ownership of Copyrights.  Executive agrees that all original works of authorship not otherwise within the scope of Paragraph (d) above that are conceived or developed during Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s time, using Bank facilities, or relating to the Bank, are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title, and interest in all such original works of authorship.  Executive agrees that the Bank shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for establishing in the Bank’s name the copyright to any such original works of authorship.

10.           No Breach of Prior Agreement.  Executive represents that his performance of all the terms of this Agreement and his duties as an executive of the Bank will not breach any agreement with any former employer or other party.  Executive represents that he will not bring with him to the Bank or use in the performance of his duties for the Bank any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Bank.

11.           Resignations.  Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all offices and directorships with the Bank and all of its subsidiaries.

12.           Other Agreements.  The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Bank, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

13.           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received:  (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 13, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this Section 13 or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be addressed as follows:

If to the Bank:

1st Century Bank, National Association
1875 Century Park East
Suite 1400
Los Angeles, CA  90067
Attn:  Chairman of the Board and President/COO

With a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Avenue
Los Angeles, CA 90064
Attn: Gordon M. Bava, Esq.

If to Executive, to:

Dan Kawamoto
425 Grand Oak Court
Walnut Creek, CA 94598

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

14.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Executive’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by Executive would be subject to arbitration under the Arbitration Agreement:  claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Executive and the Bank shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  For such disputes that do not involve Statutory Claims, if Executive is determined to be the prevailing party, the arbitrator shall have the discretion to order the Bank to reimburse Executive for his portion of the arbitrator’s fees and administrative costs of AAA charged to the parties as a result of the arbitration, but not his attorneys’ fees or other costs.  In disputes where Executive asserts a Statutory Claim against the Bank or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  The Bank shall pay the balance of the arbitrator’s fees and administrative costs.  If any party prevails on a Statutory Claim that affords the prevailing party attorneys’ fees, the arbitrator may award attorneys’ fees to the prevailing party, consistent with applicable law.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.           Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive or of the Bank.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

16.           Non-Assignment; Successors.  Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank upon any sale of all or substantially all of the Bank’s assets, or upon any merger, consolidation or reorganization of the Bank with or into any other corporation, all as though such successors and assigns of the Bank and their respective successors and assigns were the Bank; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Bank” shall be deemed to refer to any such successor or assign of the Bank referred to in the preceding sentence.

17.           Withholding of Taxes. All payments required to be made by the Bank to Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as the Bank may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive’s portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

18.           Excise Tax Provision.  Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits which Executive has the right to receive from the Bank (or its affiliated companies), would constitute a “parachute payment” as defined in Section 280G(b)(2)

of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, the parties agree that the payments or benefits provided to Executive pursuant to this Agreement shall be reduced (in each case, in such manner as Executive in his sole discretion shall determine) so that the present value of the total amount received by Executive that would constitute a “parachute payment” will be $1.00 less than three (3) times Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by Executive would be subject to the excise tax imposed by Section 4999 of the Code.

19.           Indemnification.  To the fullest extent permitted by law, regulation, and the Bank’s Articles of Incorporation and Bylaws, the Bank shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not the Bank is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while an officer of the Bank, provided that Executive was acting in good faith, within what Executive reasonably believed to be the scope of Executive’s employment or authority and for a purpose which Executive reasonably believed to be in the best interests of the Bank or the Bank’s shareholders, and in the case of a criminal proceeding, that Executive had no reasonable cause to believe that Executive’s conduct was unlawful.  Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action.  All rights hereunder are limited by any applicable state or Federal laws.

20.           Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

21.           Payment.  All amounts payable by the Bank to Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand.

22.           Authority.  Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the National Bank Act and the laws of the State of California, without giving effect to the choice of law principles thereof.

25.           Entire Agreement.  This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by the Bank and Executive with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Executive and the Bank with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Bank. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

26.           Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

27.           Time of Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.

28.           No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.

29.           Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

1ST CENTURY BANK, NATIONAL ASSOCIATION

By:	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman of the Board

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXECUTIVE:

/s/ Dan Kawamoto
Dan Kawamoto